UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2007

THE WORNICK COMPANY
(Exact name of registrant as specified in its charter)

Delaware	333-119336	30-0225741
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4700 Creek Road, Cincinnati, Ohio	45242
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (513) 794-9800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Wornick Company and its subsidiaries (“Wornick” or the “Company”) entered into a Second Amended Forbearance Agreement dated as of September 12, 2007 and executed on September 18, 2007 (the “Second Amended DDJ Forbearance Agreement”) with DDJ Total Return Loan Fund, L.P. (“Lender”), in its capacity as lender under that certain Loan Agreement dated June 30, 2004 (as amended, the “Loan Agreement”) and the other Loan Documents (as defined in the Loan Agreement).  A copy of the Second Amended DDJ Forbearance Agreement is attached hereto as Exhibit 10.01, and all capitalized terms used herein to describe the Second Amended DDJ Forbearance Agreement and not otherwise defined shall have the meanings set forth in the Second Amended DDJ Forbearance Agreement.

Pursuant to the Second Amended DDJ Forbearance Agreement, and subject to the terms and conditions thereof, Lender has agreed to forbear from the exercise of certain rights and remedies that Lender would otherwise have under the Loan Agreement, the other Loan Documents and/or applicable law that have arisen, or may arise in the future due to (i) the occurrence and continuance of the Specified Defaults listed on Annex I to the Second Amended DDJ Forbearance Agreement and (ii) any Event of Default resulting solely from the Company’s failure to make the scheduled interest payment due under the Notes on July 15, 2007 (excluding, however, in each case, its right to charge interest on any Obligations during the Forbearance Period at the default interest rate specified in the Revolving Note and Term Note) to and until the occurrence of a Termination Event.  The period during which the Second Amended DDJ Forbearance Agreement will be in effect is referred to as the “Forbearance Period”.  Under the Second Amended DDJ Forbearance Agreement, “Termination Event” is defined as the earlier to occur of (i) the delivery by the Lender to the Company, the counsel to the Noteholder Group (as defined in the Second Amended Noteholder Forbearance Agreement) and the Indenture Trustee (as defined below) of a written notice terminating the Forbearance Period, which notice may be delivered at any time upon or after the occurrence of any Forbearance Default and (ii) October 15, 2007.

Simultaneously with the execution of the Second Amended DDJ Forbearance Agreement, the Company and its subsidiaries entered into a separate Second Amended and Restated Forbearance Agreement effective as of September 12, 2007 and executed on September 18, 2007 (the “Second Amended Noteholder Forbearance Agreement”) with certain holders (the “Noteholders”) of the Company’s Notes collectively holding not less than $100 million in aggregate principal amount of the Notes outstanding, and U.S. Bank National Association, as indenture trustee (the “Indenture Trustee”).  A copy of the Second Amended Noteholder Forbearance Agreement is attached hereto as Exhibit 10.02, and all capitalized terms used herein to describe the Second Amended Noteholder Forbearance Agreement and not otherwise defined shall have the meanings set forth in the Second Amended Noteholder Forbearance Agreement.

Pursuant to the Second Amended Noteholder Forbearance Agreement, and subject to the terms and conditions thereof, the Noteholders have agreed to forbear from exercising, and to direct the Indenture Trustee not to exercise (which direction the Indenture Trustee has accepted), those of the rights and remedies available under the Indenture, the Intercreditor Agreement, the Collateral Agreements and/or applicable law that have or may have arisen, or may hereafter arise due to the occurrence and continuance of the Specified Existing Defaults listed on Schedule A to the Second Amended Noteholder Forbearance Agreement (excluding, however, the Noteholders’ right to charge default interest on the Notes (including on all unpaid interest on the Notes to the extent provided under the Indenture) during the Forbearance Period) to and until the occurrence of a Termination Event.  The period during which the Second Amended Noteholder Forbearance Agreement will be in effect is referred to as the “Forbearance Period”.  Under the Second Amended Noteholder Forbearance Agreement, “Termination Event” is defined as the earlier to occur of (i) October 17, 2007; and (ii) subject to two exceptions noted therein, two business days after the delivery by the Noteholder Group to the Company and Lender of a written notice terminating the Forbearance Period,  which notice may be delivered at any time upon or after the occurrence of any Forbearance Default (as defined in the Second Amended Noteholder Forbearance Agreement).

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits:

10.01       Second Amended Forbearance Agreement dated as of September 12, 2007, by and among the Company, DDJ Total Return Loan Fund, L.P., Right Away Management Corporation, The Wornick Company Right Away Division, and The Wornick Company Away Division, L.P.

10.02       Second Amended and Restated Forbearance Agreement effective as of September 12, 2007, by and among the Company, Right Away Management Corporation, The Wornick Company Right Away Division, The Wornick Company Away Division, L.P., U.S. Bank National Association and the other signatories thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE WORNICK COMPANY

By:	/s/ Jon P. Geisler
	Name:	Jon P. Geisler
	Title:	Chief Executive Officer

Dated: September 19, 2007